EXHIBIT 99.2

Rowan Companies, Inc.
News Release
2800 Post Oak Boulevard, Suite 5450
         Houston, Texas  77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                                                                                                                 March 31, 2008

ROWAN COMPANIES TO PURSUE MONETIZATION
OF LETOURNEAU TECHNOLOGIES, INC.

STEEL PARTNERS WITHDRAWS NOMINEES FOR ROWAN BOARD

Houston, Texas – Rowan Companies, Inc. (NYSE:RDC) today announced that its Board of Directors has decided to pursue a monetization of its wholly-owned manufacturing subsidiary, LeTourneau Technologies, Inc. (LTI).  Rowan will be assisted in this matter by its financial advisors, Lehman Brothers, Inc. and Morgan Stanley & Co. Incorporated.

Daniel F. McNease, Chairman and Chief Executive Officer of Rowan, stated:  "LTI's leading market positions in its operating segments have enabled it to generate significant returns for Rowan over time.  Given LTI's record performance in 2007 and strength heading into 2008, we believe that now is the appropriate time for Rowan to crystallize the value we have created in LTI for the benefit of our stockholders."

The Company does not expect to disclose further developments regarding the process until the completion of a review and decision by the Board of Directors regarding a transaction or course of action.

In connection with this announcement, Rowan and Steel Partners II, L.P. have entered into an agreement pursuant to which Steel Partners has withdrawn its slate of three nominees for election to Rowan's Board of Directors at Rowan's 2008 Annual Meeting of Stockholders.  The agreement also provides that if Rowan does not monetize its LTI investment by the end of 2008, either Warren Lichtenstein or another person designated by Steel Partners will be added to Rowan's Board effective January 1, 2009.  Rowan also agreed that if the LTI monetization is accomplished through an initial public offering of LTI shares or a private sale of LTI, Rowan will repurchase at least $400 million of its outstanding common stock.

About LTI

LTI has manufacturing facilities in Longview and Houston, Texas and Vicksburg, Mississippi that collectively produce mining, timber and transportation equipment, alloy steel and steel plate, and drilling rigs and various rig components.  Featured drilling products include complete jack-up rigs, rig kits and component packages, primary drilling equipment such as mud pumps, drawworks, top drives, and rotary tables, and electrical components such as variable-speed motors and drives.

LTI built the first offshore jack-up drilling rig in 1955 and has designed or built more than 200 rigs since, including all 21 in the Rowan fleet and nine additional Rowan rigs under construction or on order.  LTI has led the strategic expansion and upgrade of Rowan's drilling fleet over the past decade and, in recent years, has expanded product lines, increased external sales and improved contributions to the Company's operating results.

About Rowan

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services with a significant presence in the Middle East. The Company also owns and operates a manufacturing division (LTI) that produces equipment for the drilling, mining and timber industries. The Company's stock is traded on the New York Stock Exchange. Common Stock trading symbol: RDC.  Contact: William C. Provine, Vice-President – Investor Relations, 713-960-7575.  Website: www.rowancompanies.com

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company.  Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations.  Other relevant factors have been disclosed in the Company’s filings with the U. S. Securities and Exchange Commission.